EXECUTION COPY

AMENDMENT NO. 2 TO ACOUISITION AGREEMENT

This AMENDMENT NO. 2 TO ACQUISITION AGREEMENT (this "Amendment") is entered into as of this 12th day of January, 2006, by and between STIFEL FINANCIAL CORP., a Delaware corporation ("Buyer"), and CITIGROUP INC., a Delaware corporation ("Seller").

RECITALS

WHEREAS, the Seller and Buyer are parties to an Acquisition Agreement, dated as of September 12,2005, as amended by Amendment No. 1 to Acquisition Agreement, dated as of November 30, 2005 (as so amended, the "Acquisition Agreement"), pursuant to which, inter alia, Buyer acquired from Seller the Business;

WHEREAS, the Seller and Buyer desire to amend the Acquisition Agreement in certain respects, as set forth in this Amendment; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

CERTAIN AMENDMENTS

Section 1.1 Section 5.6. Subsection (i) of Section 5.5 of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

(i) Certain matters relating to Buyer Employee Bonuses.

(A) Not later than January 12, 2006, Buyer will provide to Seller a schedule which contains (i) the amount of the Annual Bonuses and Flip Bonuses (each as described in a summary provided to the Buyer on November 30,2005 (the "Bonus Summary")) proposed by Buyer to be paid to each Buyer Employee to whom Buyer proposes paying an Annual Bonus and/or a Flip Bonus, together with a calculation of the FICA and Medicare Tax payments relating thereto, and (ii) the amount of each such Buyer Employee's pro rated annual bonus for the portion of the fiscal year ended March 31,2005 equal to the portion of the current fiscal year through the Closing Date. Buyer agrees that it shall make the allocations of the Annual Bonuses and Flip Bonuses in accordance with the parameters described in the Bonus Summary, provided that Buyer shall have no liability to any Seller Indemnified Party for any allocations outside the parameters except and to the extent such deviations result in a Third Party Claim against any Seller Indemnified Party by or on behalf of one or more Buyer Employees (which shall be subject to the Buyer indemnity described below). If the Seller disagrees with the Buyer's calculation of the FICA and Medicare Tax payments relating to such Annual Bonuses and Flip Bonuses, then the Seller shall notify the Buyer thereof and the parties agree to work in good faith, each acting reasonably, to agree upon such determinations. On the Business Day immediately prior to the proposed payment date of the Annual Bonuses and the Flip Bonuses, which proposed payment date shall not be later than January 17, 2006 (the "Bonus Payment Date"), Seller will transfer to Buyer to an account previously designated to Seller by Buyer- an amount in cash equal to the sum of (i) the aggregate amount of the Annual Bonuses, plus (ii) the aggregate amount of the Flip Bonuses, in each case as determined in accordance with this Section 5.5(i). On the Bonus Payment Date, the Buyer shall pay to the Buyer Employees each such Buyer Employee's Annual Bonus and Flip Bonus as determined in accordance with this Section 5.5(i). Simultaneously with the transfer of funds described in the preceding sentence, Seller shall transfer an amount to Buyer equal to the sum of (I) the lesser of (i) 50% of the employer's portion of the FICA attributable to the payment of the annual Bonuses and the Flip Bonuses funded by Seller and (ii) $650,000 plus (II) Medicare Tax attributable to the payment of the Flip Bonuses and the Annual Bonuses funded by Seller. If any Flip Bonus or Annual Bonus payment is made to a Buyer Employee who is terminating his or her employment with Buyer or one of its Affiliates, and Buyer or such Affiliate, as part of its ordinary course business practice, obtains a release from such Buyer Employee, then Buyer shall use its commercially reasonable efforts to obtain a full and unconditional release of Seller and its Affiliates as part of such release (and shall indemnify Seller to the extent a Third Party Claim arises as a result of any failure to obtain such a release).

(B) The Parties acknowledge and agree that:

(i) the aggregate amount of the accruals in the first bullet under "Annual Bonuses" (the "Accrual Bonus Amount") in the Bonus Summary is $15,400,627, subject to adjustment as hereinafter described and subject to paragraph (D) below;

(ii) the aggregate amount of the excess bonus amount referred to in the second bullet under "Annual Bonuses" in the Bonus Summary (the "Top-Up Bonus Amount") shall be $9,500,000;

(iii) the aggregate amount of the Flip Bonus pool in the Bonus Summary shall be $4,000,000;

(iv) the aggregate amount of the bonuses payable under that certain letter (the "Bonus Letter") dated September 12, 2005, among Seller and each of Thomas Mulroy, Joseph Sullivan and Richard Himelfarb shall be $4,000,000; and

(v) the initial calculation of (1) the FICA payment shall be $650,000 (subject to adjustment as described in paragraph (D) below) and Medicare Tax payments shall be $477,059,

all as set forth on the attached Schedule A hereto.

Seller covenants and agrees to pay such amounts to Buyer, and nothing in this agreement shall limit Buyer's right to recover such Bonus or other amounts from Seller, in each case solely for further payment to the applicable Buyer Employees. To the extent that (x) the portion of the accrual relating to annual bonus payments due to Buyer Employees that is reflected on the PC/CM Final Closing Balance Sheet (as defined in the Transaction Agreement) exceeds the amount of cash delivered by Seller to Buyer pursuant to paragraph (A) above (other than the amount of cash in respect of FICA and Medicare Tax obligations), then the Seller shall pay to the Buyer the amount of such excess, or (y) the amount of cash delivered by Seller to Buyer pursuant to paragraph (A) above (other than the amount of cash in respect of FICA and Medicare Tax obligations) exceeds the amount of the portion of the accrual relating to annual bonus payments due to Buyer Employees that is reflected on the PC/CM Final Closing Balance Sheet (as defined in the Transaction Agreement), then the Buyer shall pay to the Seller the amount of such excess, with any payment so required to be made being made on the second Business Day after the final determination of the amount of any such payment by wire transfer of immediately available funds to an account designated by the recipient. For the avoidance of doubt, the Top-Up Bonus Amount will not be subject to any adjustment.

(C) Buyer Indemnity. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against all Losses arising out of or resulting from:

(i) any action, suit, proceeding, claim, arbitration or litigation threatened or commenced by or on behalf of any Buyer Employee relating to payments relating to the Annual and Flip Bonuses described in the Bonus Summary, including, without limitation, (x) the manner in which the Annual and Flip Bonus pools shall have been allocated, and (y) the payment of the Flip Bonuses and the Annual Bonuses at a time later than that described in the Bonus Summary; and

(ii) any action, suit, proceeding, claim, arbitration or litigation threatened or commenced by or on behalf of Mssrs. Mulroy, Sullivan and Himelfarb solely relating to the payment of (x) the bonuses described in Exhibit A to the Bonus Letter and (y) the bonuses described under the heading "Annual Bonuses" in Exhibit B to the Bonus Letter at a time later than that described in such Exhibits A and B, respectively.

The provisions of Article 8 of the agreement shall govern the indemnification provided in this Section 5.5(i)(C), except that Seller shall be entitled to elect to assume the defense of any Third Party Claim for which Seller is indemnified under this Section 5.5(i)(C), provided that no settlement or compromise of any such Third Party Claim shall be effected without Buyer's consent (not to be unreasonably withheld, conditioned or delayed).

(D) Matters to be Resolved. Notwithstanding anything to the contrary contained in this Agreement, as soon as reasonably practicable after January 12, 2006 the parties shall cooperate with one another in good faith to determine the amount of the reimbursement payment to be made by Buyer to Seller pursuant to Section 5.22(a) and the final calculation of the portion of the FICA payment amount to be borne by Seller, and effect all adjustments and payments resulting therefrom as soon as reasonably practicable after such amounts are determined. The amount of the reimbursement payment to be made by Buyer to Seller pursuant to Section 5.22(a) shall be reduced by the amount, if any, of such severance payments that Seller has charged against the amount payable under Section 5.5(i)(A) above, and if Seller has charged an amount in excess of Buyer's reimbursement obligation under Section 5.22(a) Seller shall reimburse Buyer the amount of such excess."

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 No other Modification of Acquisition Agreement. Except as modified hereby, the Acquisition Agreement shall remain in full force and effect and the terms thereof are hereby ratified and confirmed.

Section 2.2 Other Provisions. The provisions of Sections 9.4 through 9.17 of the Acquisition Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank; signature page attached]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first above written.

"BUYER"

STIFEL FINANCIAL CORP.

By:/s/ Ronald J. Kruszewski

Name: Ronald J. Kruszewski

Title: President and Chief Executive Officer

"SELLER"

CITIGROUP INC.

By:/s/ Anthony Lazzara

Name: Anthony Lazzara

Title: Managing Director, M&A Execution